Exhibit 99.1

NEWS RELEASE	CONTACT:	Jason Korstange
(952) 745-2755
www.tcfexpress.com

TCF FINANCIAL CORPORATION   200 Lake Street East, Wayzata, MN 55391-1693

TCF’s Board of Directors Designate Lynn A. Nagorske

to Succeed William A. Cooper as Chief Executive Officer

WAYZATA, MN, January 24, 2005 – The Board of Directors of TCF Financial Corporation (TCF) (NYSE:TCB) today announced that they have designated Lynn A. Nagorske, President and Chief Operating Officer, to succeed William A. Cooper as Chief Executive Officer (CEO) effective January 1, 2006.  Mr. Cooper will remain Chairman of the Board through 2008.

“This structure will benefit TCF in two ways; by retaining Bill Cooper and his innovative ideas as Chairman of the Board while turning over the CEO reins to an outstanding replacement, Lynn Nagorske,” said Ralph Strangis, Director of TCF Financial Corporation.

A life long resident of Minnesota, Mr. Nagorske holds a bachelor’s degree in accounting from Minnesota State University—Mankato and is a member of the American Institute of Certified Public Accountants.  Prior to his career at TCF, Mr. Nagorske was employed at KPMG Peat Marwick for nine years, his last position was senior manager in the audit department.

Mr. Nagorske joined TCF in 1986 as Senior Vice President and Controller of TCF Bank, was named Treasurer and Chief Financial Officer of TCF one year later, and in 1988 became Executive Vice President.  Mr. Nagorske was promoted to President of TCF in 1993, and in 1995 was elected to the

Board of Directors.  He also served as President and CEO of TCF Bank Minnesota in 1997 and 1998, and has had line responsibilities in virtually every area of the bank over the last 19 years.

“It has been a great experience and an honor to work with Bill Cooper since coming to TCF.  We have developed an excellent management team at TCF which will be my privilege to lead,” said Lynn A. Nagorske, President and Chief Operating Officer.  “My ongoing objective will be to continue the successful banking philosophies that we have established.”

Mr. Cooper has agreed to a three-year contract to continue as Chairman of the Board that will begin January 2006 through 2008.

TCF is a Wayzata, Minnesota-based national financial holding company with $12.3 billion in assets.  TCF has 430 banking offices in Minnesota, Illinois, Michigan, Wisconsin, Colorado and Indiana.  Other TCF affiliates provide leasing and equipment finance, mortgage banking, securities brokerage, and investments and insurance sales.

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